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Exhibit 11

                               Xerox Corporation

                  Computation of Net Income Per Common Share
      (Dollars in millions, except per-share data; shares in thousands)

                                              Three months        Six Months
                                             ended June 30,     ended June 30,
                                             1999      1998      1999     1998

I. Basic Net Income (Loss) Per Common Share

  Income (loss) from
   continuing operations                 $    448  $   (712) $   791  $   (410)
  Accrued dividends on ESOP preferred
   stock, net                                 (10)      (11)     (20)      (23)
  Adjusted income (loss)from
    continuing operations                     438      (723)     771      (433)
  Discontinued operations                       -         -        -      (190)
  Adjusted net income (loss)             $    438  $   (723) $   771  $   (623)

  Average common shares outstanding
    during the period                     659,234   656,418  659,994   655,006
  Common shares issuable with respect
    to exchangeable shares                  2,206     3,330    2,012     3,330
  Adjusted average shares outstanding
    for the period                        661,440   659,748  662,006   658,336

  Basic earnings (loss) per share:
    Continuing operations                $   0.66  $  (1.10) $  1.16  $  (0.66)
    Discontinued operations                     -         -        -     (0.29)
  Basic earnings per share               $   0.66  $  (1.10) $  1.16  $  (0.95)


II. Diluted Net Income (Loss) Per Common Share

  Income (loss) from
   continuing operations                 $    448  $   (712) $   791  $   (410)
  ESOP expense adjustment, net of tax           2         -        4         -
  Accrued dividends on ESOP preferred
    stock, net                                  -       (11)       -       (23)
  Interest on convertible debt,
    net of tax                                  4         -        8         -
  Adjusted income (loss) from
   continuing operations                      454      (723)     803      (433)
  Discontinued operations                       -         -        -      (190)
  Adjusted net income (loss)             $    454  $   (723) $   803  $   (623)

  Average common shares outstanding
    during the period                     659,234   656,418  659,994   655,006
  Stock options, incentive and
    exchangeable shares                    11,837     3,330   11,202     3,330
  Convertible debt                         13,190         -   13,190         -
  ESOP preferred stock                     52,433         -   52,337         -
  Adjusted average shares outstanding
    for the period                        736,694   659,748  736,723   658,336

  Diluted earnings (loss) per share:
    Continuing operations                $   0.62  $  (1.10) $  1.09  $  (0.66)
    Discontinued operations                     -         -        -     (0.29)
  Diluted earnings per share             $   0.62  $  (1.10) $  1.09  $  (0.95)